                                                                    Exhibit 10.5


                                  SUB-SUBLEASE

         SQA, Inc., a Delaware corporation, with a place of business at One Burlington Woods Drive, Burlington, Massachusetts, ("Sublessor"), and SilverStream Software, Inc., a Delaware corporation with a place of business at One Forbes Road, Lexington, Massachusetts ("Sublessee"), make this Sublease as of February 14, 1997.

                              PRELIMINARY STATEMENT

         A. Pursuant to the terms of that certain Lease dated December 5, 1994 (the "Master Lease"), by and between James S. Hekemian and William O. Finard as Trustees of Burlington Woods Office Trust No. I under a Declaration of Trust dated April 9, 1980 as the same may be amended from time to time (collectively, "Owner"), as landlord, and Sybase, Inc., a Delaware corporation ("Sybase"), as Tenant, Owner demised to Sybase certain office space (the "Premises") located in the building known as Building No. 1 of Burlington Woods Office Park, with an address of One Burlington Woods Drive, Burlington, Middlesex County, Massachusetts (the "Building").

         B. Pursuant to the terms of that certain Sublease dated as of February 28, 1996 by and between Sybase as Sublandlord and Sublessor herein as Subtenant, as affected by that certain Consent to Sublease dated March 12, 1996 and by and among Owner, Sybase and Sublessor and as amended by that certain First Amendment to Sublease dated as of January 9, 1997, as so affected and amended being hereinafter referred to as the "Sublease" and attached hereto as Exhibit A, Sybase demised to Sublessor a portion of the Premises (the "Sublease Premises") consisting of approximately 80,825 rentable square feet (and including the entire second floor, the entire third floor and a portion of the first floor) at the Building.

         Capitalized terms used but not defined in this Sub-Sublease shall have the meaning ascribed to such terms in the Sublease.

         Sublessor desires to sub-sublet to Sublessee, and Sublessee desires to accept from Sublessor, a portion of the Sublease Premises consisting of approximately 18,225 rentable square feet on the second floor of the Building and shown on Exhibit B attached to this Sub-Sublease (the "Demised Premises"), on the terms and conditions set forth in this Sub-Sublease.

                                    AGREEMENT

         In consideration of the mutual covenants of this Sub-Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. DEMISED PREMISES. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Demised Premises together with the non-

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exclusive right (together with Sublessor, Sybase and other occupants of the
Building) to use and permit its invitees to use public or common lobbies, hallways, stairways, passenger elevators and sanitary facilities in the Building necessary for Sublessee's use and occupancy of the Demised Premises and the right to use on an unreserved basis up to 60 parking spaces at the Building, subject to the provisions of Section 2.2(a) of the Sublease. Sublessor shall deliver the Demised Premised to Sublessee on the Term Commencement Date (as hereinafter defined) in broom clean condition but otherwise in such condition assets as of the date of this Sub-Sublease, free of all occupants-other than Sublessee except that (i) Sublessor shall install, at its sole cost and expense, a demising wall in accordance with the demising plans attached hereto as Exhibit B-1 and noted thereon as "SQA demising wall" ("Sublessor's Work") and (ii) certain furniture which Sublessee has purchased from Sybase shall remain in the Demised Premises, subject to the terms of a letter agreement dated January 30, 1997 among Sybase, Sublessee and Sublessor attached hereto as Exhibit C and incorporated herein by reference. Sublessee acknowledges that Sublessor has made no representations or warranties concerning the Demised Premises, the Building or the Furniture or their nature, condition or usability, or their fitness for Sublessee's purposes.

2. TERM. Subject to the provisions of Section 20, the term of this Sub-Sublease (the "Lease Term") shall commence on March 1, 1997 or such later date on which Sublessor delivers the Demised Premises to Sublessee in the condition required in Paragraph 1 of this Sub-Sublease (the "Term Commencement Date") and shall terminate on the date which is the last day of the 24th full calendar month following the Term Commencement Date, or such sooner date upon which the Lease Term may expire or terminate under this Sub-Sublease or pursuant to law. Sublessor shall use reasonable efforts to deliver the Demised Premises to Sublessee in the condition required in Paragraph 1 of this Sub-Sublease on or before March 15, 1997. Notwithstanding the foregoing or any other provision of this Sub-Sublease, in the event that Sublessor shall fail to deliver the Demised Premises to Sublessee in the condition required in Paragraph 1 of the Sub-Sublease on or before April 1, 1997, which date may be extended by Sublessor (but in no event later than May 1, 1997) to the date which is five (5) business days after the Consent Date (such date, as it may be so extended, the "Outside Delivery Date"), Sublessee shall have the right to terminate this Sub-Sublease by notice given to Sublessor not later than four (4) days after the Outside Delivery Date. In the event of such termination this Sub-Sublease shall be null and void and of no other force or effect, without recourse to either party hereto.

3. USE. Sublessee shall use and occupy the Demised Premises only for the Permitted Use. Sublessee shall also comply with all laws governing or affecting Sublessee's use of the Demised Premises, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Use complies with such laws.




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4.       MONTHLY BASE RENT. Commencing on the Commencement Date, Sublessee shall pay to Sublessor rent at an annual rate of $400,950.00 (at the rate of $22 per rentable square foot, which amount includes reimbursement to Sublessor for its expenses for reasonable attorney fees, brokerage commissions and construction of the SQA demising wall) ("Base Rent"), in equal monthly installments of $33,412.50, on the first day of each calendar month during the Lease Term. If the Lease Term includes a partial calendar month at its beginning or end, the monthly installment of Base Rent for such partial month shall be prorated at the rate of 1/30 of the monthly installment for each day in such partial month within the Lease Term and shall be payable in advance on the first day of such partial month occurring within the Lease Term. The Base Rent shall be paid to Sublessor at its offices located at the Building, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement. Notwithstanding the foregoing, for the first nine (9) months of the Lease Term, a portion of the monthly Base Rent, in the amount of $5,974.83, shall be abated, such that the Base Rent for such period shall be $27,437.67 per month during such period.

5. OPERATING EXPENSES AND TAXES. The Sublessee shall pay to Sublessor, as additional rent, Sublessee's Share (as defined below) of (a) the amount by which the Taxes with respect to the Property for any Tax Year exceed the Sublessee Tax Base (as defined below) and (1)) the excess of the Operating Expenses for any Operating Year over and above the Sublessee Operating Expense Base (as defined below). Sublessee's Share shall be determined by multiplying the amount by which the (a) Taxes exceed the Sublessee Tax Base or (b) Operating Expenses exceed the Sublessee Base Operating Expenses, as applicable, by a fraction, the numerator of which is the marketable Floor Area of the Demised Premise and the denominator of which is the Rentable Floor Area of the Sublease Premises (which the parties agree is 22.6%). The Sublessee Tax Base shall be the 1996-1997 fiscal year (ending June 30, 1997) and the Sublessee Operating Expense Base shall be 1997 calendar year. All such Tax payments shall be made within twenty (20) days of demand and all such Operating Expense payments shall be made within ten (10) days of demand. In addition, at Sublessor's option, one-twelfth (1/12) of the estimated annualized amounts (whether for Taxes or Operating Expenses( shall be paid monthly on the first of the month. Sublessee shall also pay 22.6% of all other additional rent and other charges payable under the Sublease by Sublessor, as subtenant under the Sublease, in connection with services provided to Sublessee at the Demised Premises; provided, however, that Sublessee shall not be liable to Sublessor, Sybase, Owner or any other party for any additional rent or other charges payable under the Sublease by Sublessor which arise from or in connection with any default by Sublessor under the Sublease or any other negligent act or omission or intentional misconduct of Sublessor, or in connection with services provided to portions of the Sublease Premises other than the Demised Premises. Appropriate adjustments and corrections shall be made in any payments due to or from Sublessee hereunder in the event that adjustments or corrections are made to payments due to or from Sublessor under the Sublease pursuant to Section



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
8.3 of the Sublease. Sublessee shall pay the costs of any overtime HVAC provided at its request unless Sublessor shall also request the same, in which event such costs shall be shared equally.

6. UTILITY SERVICES AND CHARGES. Sublessee will pay to Sublessor as additional rent hereunder, within ten (10) days of being billed therefor, all charges for electrical service which are reasonably allocable to the Demised Premises by Sublessor. Sublessor shall have the option to charge Sublessee's allocable share of electrical usage on an estimated basis, which estimates shall be made by Sublessor reasonably and in good faith, including consideration of the amounts it is billed by Sybase. As of the date hereof, Sublessor is receiving bills from Sybase for charges for electrical services (for lights and plugs) within the initial Sublease Premises (exclusive of the Expansion Premises) which are equal to approximately $1.00 per rentable square foot per year, but Sublessor is in no way warranting the accuracy or completeness of such charges.

7. SECURITY DEPOSIT. Immediately upon satisfaction of the Sub-Sublease Consent Contingency (or earlier, if required by Sybase or Owner), Sublessee shall pay to Sublessor the sum of $ 100,237.50 (the "Security Deposit") as security for the full and timely payment and performance of Sublessee's obligations under this Sub-Sublease. If Sublessee fails to pay or perform in a full and timely manner any of its obligations under this Sub-Sublease, and such failure continues after the giving of any required notice and the expiration of any applicable grace period, Sublessor may apply all or any portion of the Security Deposit toward curing any such failure and compensating Sublessor for any loss, damage or expenses arising from such failure. If Sublessor so applies any portion of the Security Deposit, Sublessee shall immediately pay to Sublessor the amount necessary to restore the Security Deposit to its original amount. Sublessor shall deposit the Security Deposit in a segregated account, with interest to Sublessee. If Sublessor assigns its interest in this Sublease and transfers the Security Deposit (or any balance thereof) to its assignee, Sublessee shall look only to such assignee for the application and return of the Security Deposit. In the event that Sublessee receives cash net proceeds from equity financings in the aggregate amount of $3.0 million or more during the Lease Term, then Sublessor shall reimburse Sublessee $33,412.50 of the Security Deposit previously paid by Sublessee hereunder within seven (7) days after receipt of written confirmation from Sublessee that such equity financings have closed. Within thirty (30) days after the expiration of the Lease Term heretofore earlier termination of this Sub-Sublease, Sublessor shall refund the Security Deposit (or so much thereof as remains after Sublessor's use or application thereof).

         In lieu of a cash Security Deposit, Sublessee may deliver to Sublessor a clean, irrevocable letter of credit ("Letter of Credit") in the amount of the Security Deposit naming Sublessor as the beneficiary thereunder and having an expiration date not less than twenty-four (24) months from the date of issuance and, in such event, (a) all




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
of the terms of Section 13.21(c) of the Sublease shall apply to the Letter of Credit except that the word "Sublandlord" shall mean Sublessor and the word "Subtenant" shall mean "Sublessee" and (b) if the conditions described above have been met for a reduction in the amount of the Security Deposit and Sublessor shall have received written confirmation thereof, Sublessee may deliver a substitute Letter of Credit in the reduced amount to replace the initial Letter of Credit, which shall then be returned to Sublessee.

8. ASSIGNMENTS AND SUBLEASES. Notwithstanding any provision of the Sublease to the contrary, Sublessee shall not assign this Sub-Sublease or sublet any portion of the Demised Premises without the prior written consent of Sublessor (whose consent shall not be unreasonably withheld), Sybase and Owner, subject to Owner's recapture and other rights under the Master Lease and Owner's and Sybase's rights under the Sublease. The following transactions shall be deemed assignments of this Sub- Sublease requiring such prior written consent:
(i) any assignment, mortgage, pledge or other transfer of this Sub-Sublease;
(ii) any sublease, license or occupancy agreement with respect to any portion of the Demised Premises; (iii) if Sublessee or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a majority of the capital stock of Sublessee or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market), any merger, consolidation or reorganization of or into Sublessee or any such successor or assign, and any sale of all or substantially all of the assets of Sublessee or such successor or assign; (iv) if Sublessee or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (v) if Sublessee is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. If Sublessor, Sybase and Owner consent to any such assignment or sublease, such assignment or sublease shall comply with the requirements of Section 5 of the Sublease, except that Sublessee shall reimburse Sublessor up to a maximum of $5,000 for legal fees and expenses in any instance and Sublessee shall pay Sublessor 100% of the consideration or excess rent (net of amounts excludable under Section 5.2(b) of the Sublease) as described under
Section 5.2(b) of the Sublease and any rights to assign or sublet hereunder shall be for the benefit of SilverStream Software, Inc. and no other entity, successor or assign. Any attempt by Sublessee to assign or sublet the Demised Premises without the prior written consent of Sublessor, Sybase and Owner shall be void.

         Notwithstanding the foregoing,-in no event shall any: (i) sale of stock or other interests in the Sublessee solely in connection with any equity financing by Sublessee, (ii) assignment or sublease of the Demised Premises to any entity controlling, controlled by or under common control with Sublessee or any successor by merger, consolidation or sale of all or substantially all of the assets of Sublessee (each an "Affiliate of Sublessee"), or (iii) financing of furniture, fixtures, or equipment of Sublessee in connection with the Demised Premises, require prior consent of


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
Sublessor provided that notice of such event is given to Sublessor, except that
(a) prior written consent of Sublessor shall be required if (x) the Sublessee, following any financing pursuant to (i), or the Affiliate of Sublessee, in the event of (ii), shall not have a net worth and creditworthiness following such transaction greater than that of Sublessee immediately prior thereto or (y) any Affiliate of Sublessee shall be a competitor of or in a business similar to Sublessor or any of its affiliates and (b) in the event of a transaction described in (iii) in no event shall Sublessee assign, sublet or transfer any interest in the Demised Premises or this Sub-Sublease or any property of Owner, Sybase or Sublessor.

         If Sublessee requests Sublessor's consent to an assignment or sublease of the whole or a portion of Demised Premises, Sublessor shall have the option to terminate this Sub-Sublease for the balance of the term (in the case of any proposed assignment) or recapture the applicable portion of the Demised Premises (in the case of any proposed sublease of a portion of the Demised Premises) for the balance of the term by notice to Sublessee as of the date specified for the balance of the term in such notice, which shall be not less than thirty (30) nor more than sixty (60) days after the date of Sublessor's notice. In such event, the Demised Premises, or portion thereof shall be delivered to Sublessor on the date specified in good order and condition in the manner provided in this Sub-Sublease at the end of the Lease Term and Sublessor shall have, at its own cost and expense, the right to make modifications to such portion so as to make it either a self-contained unit or accessible to, or part of, the balance of the second floor premises occupied by Sublessor. The Base Rent, any additional rent and other charges payable by Sublessee hereunder and the Rentable Floor Area of the Demised Premises shall be adjusted according to the extent of the Demised Premises for which this Sub-Sublease is terminated.

9. INSURANCE. During the Lease Term, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Section 9 of the Sublease, and such additional insurance as may be required by Sublessor, in Sublessor's reasonable discretion. All insurance policies shall name Owner, Sybase and Sublessor as additional insureds and loss payees and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Owner, Sybase and Sublessor. Sublessee shall promptly pay all insurance premiums and shall provide Owner, Sybase and Sublessor with policies or certificates evidencing such insurance.

10. ALTERATIONS. Notwithstanding any provisions of the Sublease to the contrary, Sublessee shall not make any alterations, improvements or installations in the Demised Premises without in each instance obtaining the prior written consent of Owner and Sybase which they may grant, withhold or condition in their respective sole discretion and Sublessor (whose consent shall not be unreasonably withheld). If Owner, Sybase and Sublessor consent to any such alterations, improvements or installations, Sublessee shall perform and complete such alterations, improvements and installations at its expenses, in compliance with applicable laws and in compliance with Section 4.2 (including, if required by Owner in accordance with the terms of the Master Lease and Sublease, the removal of alterations and restoration of the Demises Premises, subject to the provisions of Section 22 herein) and other applicable provisions of the Sublease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of Owner, Sybase and Sublessor, Sublessor may remove such alterations, improvements or installations, restore the Demised Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration.

11. INITIAL WORK. Subject only to Sublessor's obligation to install the SQA demising wall, Sublessee shall be responsible, at its sole cost and expense, for the performance of all work necessary to prepare the Demised Premises for Sublessee's occupancy, which shall include the following, a portion of which is, shown in more detail on Exhibit B-1: moving the main entrance, constructing demising walls around Room 234 and renovation of Room 234, including replacement of the glass wall with a demising wall, closing up the existing doorway and constructing a new door way and repositioning the existing glass side-light, (collectively "Sublessee's Initial Work"). Sublessee shall deliver to Sublessor full plans and specifications for all of Sublessee's Initial Work for Sublessor's review and approval on or before February 14, 1997 and thereafter shall, promptly upon Sublessor's request, deliver the plans and specifications (with such modifications as Sublessor shall have reasonably requested) to Owner and Sybase. Sublessor shall respond to Sublessee's request for approval of the Sublessee's Initial Work within five (5) business days of receipt of such request together with full plans and specifications for the proposed work and shall use diligent efforts to obtain Sybase's consent. If such plans and specifications have not been delivered by February 14, 1997 and/or the Sublessee's Initial Work not completed within 14 days of the date (the "Plan Approval Date") upon which the consent thereto by Owner, Sybase and Sublessor have been obtained or, if later, the Consent Date (as defined in Section 20) (the "Completion Date"), then Sublessee shall not be permitted to occupy or use for any purposes Room 234 at the Demised Premises until such work has been completed.

         Sublessee's Initial Work-shall comply in all respects with the requirements of this Sub-Sublease and of the Sublease relating to alterations, including without limitation the approval by Owner, Sybase and Sublessor of plans and specifications, the approval by Sublessor and Sybase of contractors and subcontractors, the provision by Sublessee to Sublessor and Sybase of as-built plans, and performance of such work in such a manner so as not to interfere with (i) the business operations of Sublessor, and its use of the balance of the Sublease Premises, the Building and common areas or (ii) any alterations being performed by or for Sublessor at the

Building. The Initial Tenant Work shall include any and all alterations and modifications of the Demised Premises as are required in order to cause the Demised Premises to comply with tile Americans with Disabilities Act or such other laws, which work shall be performed by Sublessee or its sole cost and expense.

         Subject to the foregoing, Sublessee shall have access to the Demised Premises to perform Sublessee's Initial Work from and after the later of the Plan Approval Date and the Consent. Date, so long as Sublessor, Sybase and the Owner have consented to the plans and specifications as required. Notwithstanding the foregoing, Sublessee shall, upon reasonable prior notice to Sublessor and its agent, and subject to Sublessor's reasonable conditions therefor, have access to the Demised Premises prior to the Plan Approval Date and the Consent Date in order to prepare plans, take measurements and inspect the Demises Premises as may be reasonably necessary or appropriate in connection with preparation for the Initial Work, but in no event shall such access entitle Sublessee to begin or perform any alterations.

12. OPTION TO EXTEND TERM. Subject to Sublessor's rights set forth below, Sublessee shall have the option to extend the Term of this Sublease for a period ("Extension Period") beginning on the day following the end of the Term of this Sub-Sublease and ending July 30, 2000, provided that (i) Sublessee is not in default (after any applicable notice and cure periods) under any of the terms and conditions of this Sub-Sublease at the time it exercises such option to extend or at the commencement of the Extension Period and (ii) Sublessee has given Sublessor written notice of its election to extend the Lease Term ("Extension Notice") no later than eight (8) months prior to the expiration date of the original Lease Term. In such event, the terms and conditions of this Sub-Sublease, including those relating to Base Rent, Operating Expenses, Taxes, additional rent and utility charges shall continue to apply except that there shall be no further right to extend. If Sublessee fails to give an Extension Notice by such date, Sublessee's rights under this Section 12 shall be waived and of no further force and effect.

         Notwithstanding the foregoing Sublessor shall have the unilateral right to terminate Sublessee's extension rights under this Section 12 by written notice to Sublessee given on or before the later to occur of (1) thirty (30) days after receipt of Sublessee's Extension Notice and (2) eight (8) months prior to the commencement date of the Extension Period, in the event that Sublessor, or any affiliate (which shall include any entity controlling, controlled by, or under common control with Sublessor), or any successor by merger, consolidation or sale of all or substantially all of the assets of Sublessor (each an "Affiliate of Sublessor"), intends to occupy the Demised Premises for its own use.

         If Sublessor fails to give such notice terminating Sublessee's extension rights, Sublessor's right to so terminate Sublessee's extension rights under this Section 12 shall be waived and of no further force or effect. In the event that Sublessor shall exercise its right to terminate Sublessee's extension rights under this Section 12, Sublessor shall not thereafter enter into any sublease or assignment of the Demised Premises to any party not affiliated with Sublessor for the period beginning on the expiration date of the Lease Term and ending on the date which is six (6) months thereafter, unless Sublessor shall first give a notice to Sublessee offering Sublessee the right to reinstate its option to extend the term of this Sublease for the Extension Period. Sublessee shall have ten (10) business days after receipt of such notice to notice Sublessor that it wishes to remain as a sub-Sublessee in the Demised Premises upon the terms and conditions set forth above for the Extension Period.

13. RIGHT OF FIRST OFFER TO SUB-SUBLEASE ADDITIONAL SPACE. So long as Sublessee is not in default under this Sub-Sublease (after any applicable notice and cure periods), Sublessee shall have a right of first offer (the Offer Right") to sub-sublease hereunder any additional portions of the Expansion Premises which Sublessor desires to sublet, on and subject to the terms and conditions of this Section 13. The Offer Right granted hereunder shall be subject and subordinate to Owner's rights of recapture to the extent the same are applicable under the Master Lease and the Sublease.

         If during the Lease Term Sublessor desires to sub-sublet any portion of the Expansion Premises beyond the Demised Premises (the "Available Premises"), Sublessor shall give Sublessee written notice (the "Availability Notice") setting forth the size and location of the Available Premises, the rental rate, the term of the proposed subletting and the date Sublessor expects the Available Premises to be vacated by Sublessor. Sublessee shall have ten (10) business days after receipt of the Availability Notice to notice Sublessor that Sublessee (i) desires to sublet the Available Space on the terms set forth in this Sub-Sublease as supplemented by the Availability Notice, or (ii) declines the opportunity to sublet the Available Space pursuant to the Availability Notice.

         If Sublessee responds to an Availability Notice pursuant to the preceding clause (i) Sublessee and Sublessor shall promptly execute an amendment to this Sub- Sublease for the purpose of expanding the Demised Premises to incorporate the Available Space. If Sublessee responds to an Availability Notice pursuant to the preceding clause (ii) or, if Sublessee fails to respond to an Availability Notice within ten (10) business days after receipt thereof, Sublessor shall be free for a period of nine (9) months to thereafter sublet the Available Space to another person on such terms and conditions as are not, in Sublessor's reasonable discretion, materially more favorable to a sub-subtenant than those set forth in the Availability Notice. In the event that sublessee shall fail to exercise its rights to sub-sublease any Available Premises in accordance with any Availability Notice, and Sublessor shall thereafter fail to sub-sublease such Available Premises to a third party within said nine (9) month period in accordance with the foregoing terms of this paragraph, or if Sublessor shall desire to sub-sublease the Available Space on terms materially more favorable than those set forth in any such Availability Notice, the Offer Rights and procedures set forth herein shall be re-applied prior to any subsequent Sub-Sublease of the Available Space by Sublessor.

         If the rentable square footage of the Demised Premises is increased as a result of expansion into any Available Premises, the number of unreserved parking spaces available for Sublessee's use shall be increased by a ratio of
3.3 parking spaces for each 1,000 square feet of added rentable area.

14. BROKERS. Sublessor and Sublessee each represent and warrant to the other that it has not dealt with any broker other than McCall & Almy, Inc. (the "Broker") in connection with the consummation of this Sub-Sublease. Sublessor and Sublessee each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation: or the breach of its warranty set forth in the previous sentence. Sublessor shall be solely responsible for the payment of any brokerage commission due to the Broker.

15. NOTICES. All notices and demands under this Sublease shall be in writing and shall be effective upon the earlier of (i) receipt at the address set forth below by the party being served, or (ii) two days after being sent to address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one day after being sent to the address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt.

         If to Owner:          c/o Finard & Company
                               Three Burlington Woods Drive
                               Burlington, Massachusetts 01803

         If to Sybase:         6475 Christie Avenue
                               Emeryville, California 94608
                               Attention: Director of Real Estate and Facilities

         With a copy to:       Attention: Real Estate Legal Counsel

         If to Sublessor:      One Burlington Woods Drive
                               Burlington, Massachusetts 01803
                               Attention: Chief Financial Officer

         With a copy to:            Testa, Hurwitz & Thibeault
                                    High Street Tower, 125 High Street
                                    Boston, Massachusetts 02110
                                    Attention: Real Estate Department

         If to Sublessee:           SilverStream Software, Inc.
                                    One Forbes Road
                                    Lexington, Massachusetts 02173
                                    Attn: Mr. John Pearce

         With a copy to:            Hale and Dorr
                                    60 State Street
                                    Boston, Massachusetts 02109
                                    Attention: John Chory, Esq.

         Either party may change its address for notices and demands under this Sub- Sublease by notice to the other party. After the Term Commencement Date, notices to Sublessee shall be sent to the Demised Premises.

16. DEFAULT BY SUBLESSEE; INDEMNITY. Sublessee shall indemnify, defend and hold harmless Sublessor from all claims, liabilities, losses, damages and expenses arising out of a default by Sublessee in the full and timely payment and performance of its obligations, as sub-subtenant, under this Sub-Sublease. In the event of a default by Sublessee in the full and timely payment and performance of its obligations under this Sub-Sublease, Sublessor shall have all of the rights and remedies in the Sublease with respect to defaults by the Subtenant under the Sublease, including without limitation the rights and remedies set forth in Sections 12.1, 12.3 and 12.4 of the Sublease. Sublessee shall further indemnify, defend and hold harmless Sublessor from any claims, liabilities, losses, damages and expenses with respect to bodily injury, death or property damage arising from the negligence or willful misconduct of Sublessee or its agents, officers, or employees. Further, the provisions of
Section 9.1 shall be incorporated-herein by reference, except that the word "Subtenant" in Sections 9. 1 (a) and (b) shall mean Sublessee; the word "Sublandlord" shall mean both Sybase and Sublessor in Section 9.1(a) and shall mean only Sublessor in Section 9.1(b); the words "Sublease Premises" shall mean "Demised Premises"; the words "Sublease Term" shall mean Lease Term; and the words "Master Lease" shall mean the Sublease.

17. NON-SOLICITATION. Sublessor and Sublessee hereby agree that during the Lease Term neither party nor any of its Affiliates (as defined in Sections 12 and 8, respectively), successors or assigns will employ any person who is then currently employed by the other party or has been employed by the other party within the immediately preceding six (6) month period, including any officers and directors, and works at the Premises or in any manner seek to solicit or induce any such person to leave his or her employment with the other party, or assist in the recruitment or hiring of any such person.

18. SUBORDINATION TO SUBLEASE. (a) This Sub-Sublease is subject and subordinate to the terms and conditions of the Sublease and the Master Lease. Sublessee shall not cause a default under the Sublease or the Master Lease or permit its employees, agents, contractors or invitees to cause a default under the Sublease or the Master Lease. The termination of the Sublease shall automatically terminate this Sub- Sublease. If the Sub-Sublease terminates before the end of the Lease Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination so long as termination of the Sub-Sublease is not caused solely by Sublessor's default under the Sublease. Sublessee hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Sublease and agrees not to do or omit to do anything which would cause Sublessor to be in default under the Sublease. Any such act or omission which causes Sublessor to be in default under the Sublease shall also constitute a default under this Sub-Sublease entitling Sublessor to recover from Sublessee any damage, loss, cost or expense which it thereby suffers.

         (b) Except as otherwise specified in this Sub-Sublease, all of the terms and conditions of the Sublease are incorporated as a part of this Sub-Sublease, but all references in the Sublease to "Subtenant", "Sublease Premises", "Sublease Term or Term", "Fixed Rent", "Commencement Date", "Security Deposit," "Tax Base", Operating Expense Base", "Sublease Year", "Initial Subtenant Improvements" ' and "Owner's Consent Contingency" shall be deemed to refer, respectively, to "Sublessee", "Demised Premises", "Lease Term" "Base Rent", "Term Commencement Date", "Security Deposit", "Sublessee Tax Base", "Sublessee Operating Expense Base", "Year of this Sub-Sublease", "Initial Sublessee Work", and "Consent Date", as defined in this Sub-Sublease. To the extent incorporated into this Sub-Sublease, and unless otherwise provided, Sublessee shall perform the obligations of the Sublessor, as Subtenant under the Sublease allocable to the Demised Premises. Notwithstanding any other provision of this Sub-Sublease, and unless otherwise provided, Sublessor, as Sublandlord under this Sub-Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Sybase, the Sublandlord under the Sublease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Owner as landlord under the Master Lease or Sybase as Sublandlord under the Sublease; including without limitation any obligation to provide services or maintain insurance, and Sublessee shall seek such performance and obtain such services solely from the Owner or Sybase as appropriate (provided, however, that in the event of any failure by Sybase to perform any obligations of Sybase as Sublandlord under the Sublease Sublessor shall, upon request of Sublessee, or Sybase, and shall use good faith efforts to attempt to cause Sybase to perform its respective obligations); (ii) Sublessor shall not be bound by any representations or warranties of Sybase as Sublandlord under the Sublease; (iii) in any instance where the consent of

Owner is required under the terms of the Master Lease and or the Sublease and/or of Sybase under the Sublease, the consent of Sublessor, Sybase and Owner shall be required; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Owner's performance of its obligations, as landlord under the Master Lease or in Sybase's performance of its obligation as Sublandlord under the Sublease, and in all instances in the Sublease (including without limitation Sections 6.2, 7.1, 10.1, 11.1, 11.2, and 13.3) where Sybase has agreed to notify the Owner or to seek Owner's performance, Sublessor shall be obligated to seek Sybase's compliance with such agreement, but not to contact Owner directly.

         (c) Notwithstanding any contrary provision of this Sub-Sublease, the following terms and conditions of the Sublease are not incorporated as provisions of this Sub-Sublease: Section 2. 1(b); Section 2.2(a) (last sentence); Section 2.4; Section 2.5; Section 4. 1(b) (last four sentences);
Section 6. 1(a) and (b)); Section 6.1(c) (second through fifth sentences);
Section 6.1(f) (last sentence); Section 6.2(c); Section 6.2(d) (following the word "provided"); Section 6.2(e); Section 7. 1 (c) (following the work "provided"); Section 7. 1(d) and (e); Section 7.3; Section 8.3; Section 11.1(a) (last two sentences); Section 11.1(b); Section 11.2(c) and (e); Section 12.2;
Section 13.3(a); Section 13.3(e) (Section iii); Section 13.7; Section 13.11;
Section 13.18(b); Section 13.20 (f); Section 13.21(a) and (b); Section 14.1(a) and (b); Section 14.2; and Section 14.3.

         (d)      Notwithstanding any contrary provision of this Sub-Sublease,
(i) in any instances where Sybase, as Sublandlord under the Sublease, has a certain period of time in which to notify Sublessor, as Subtenant under the Sublease, whether Sybase will or will not take some action, Sublessor, as Sub-Sublandlord under this Sublease, shall have an additional five (5)-day period after receiving such notice in which to notify Sublessee, (ii) in any instance where Sublessor, as Subtenant under the Sublease, has a certain period of time in which to notify Sybase, as Sublandlord under the Sublease, whether Sublessor will or will not take some action, Sublessee, as sub-subtenant under this Sub-Sublease, must notice Sublessor, as Sub-Sublandlord under this Sub-Sublease, at least five business days before the end of such period, but in no event shall Sublessee have a period of less than five days in which so to notify Sublessor unless the period under the Sublease is five days or less, in which case the period under this Sub-Sublease shall be one day less than the period provided to Sublessor under the Sublease, and (iii) in any instance where a specific grace period is granted to Sublessor, as Subtenant under the Sublease, before Sublessor is considered in default under the Sublease, Sublessee, as sub-subtenant under this Sub- Sublease, shall be deemed to have a grace period which is ten days less than Sublessor before Sublessee is considered in default under this Sub-Sublease, but in any event shall any grace period be reduced to less than five days unless the period under the Sublease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Sublease.

         (e)      Notwithstanding any contrary provision of this Sub-Sublease,
(i) in the following Sections of the Sublease, wherever the word "Sublandlord" shall appear, the same shall mean both Sublandlord and Sublessor: Section 2.2(a); Section 2.2(c); Section 4.1 (b); Section 4.1(e); Section 4.2; Section 5.1(a), (b) and (c); Section 6.2(a) and (b); Section 6.3(a) and (b); Section 9.1(a); Section 9.2(c) and (d); Section 9.4; Section 9.5; Section 10.1; Section 13.6; Section 13.15; Section 13.20(d); (ii) in the following Sections of the Sublease, wherever the word "Owner" appears, the same shall mean both the Owner and Sublessor: Section 4.1 (b); and Section 4.2; (iii) in the following Sections of the Sublease, where the word "Subtenant" shall appear, the same shall mean both Sublessor and Sublessee: Section 4.2 (Page 10, line 19); (iv) in the following Sections of the Sublease, the word "Sublandlord" shall mean Sybase and not Sublessor: Section 6. 1 (e); and (v) in the following Sections of the Sublease, the words "Master Lease" shall mean "Sublease": Section 13.3(b) and
Section 14.1(b) and (c).

         (f) The parties hereby acknowledge that the Sublease allows rent abatements or reductions to Sublessor in certain instances, including, without limitation, under the provisions of Section 6.2(e), Section 7.1(e), Section 7.3,
Section 11.1(c), Section 11.2(d) and Section 13.20(f). The parties hereby agree that whenever the Sublessor's rent shall be abated or reduced under the Sublease, and the cause of such abatement or reduction affects Sublessor's use of the Expansion Premises not sub-subleased hereunder (and not solely the balance of the Sublease Premises) and also materially interferes with Sublessee's use and enjoyment of the Demised Premises in substantially the same way, the Sublessee's rent under this Sub-Sublease shall be abated or reduced in proportion to the abatement or reduction granted to Sublessor under the Sublease.

         19. ENTIRE AGREEMENT. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Demised Premises and may be amended or modified only by written instruments executed by both Sublessor and Sublessee.

         20. CONDITION PRECEDENT. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease, and the commencement of the Lease Term are subject to the condition (the "Sub-Sublease Consent Contingency") that Owner and Sybase each consent to this Sub-Sublease (Sublessee acknowledging that it is aware of Owner's recapture rights under the Master Lease and Sublease) and to the Sublessor's Work, and the portion of Sublessee's Initial Work, shown on Exhibit B-1, and this Sublease shall be effective only upon the receipt by Sublessor and Sublessee of such consent (the date of such receipt by Sublessor and Sublessee being referred to herein as the "Consent Date"). Sublessor shall use reasonable efforts to include in such consent of Owner and Sybase the to Sublessee's signage rights set forth in section 21 hereof.

         21. SIGNAGE. Sublessee shall be permitted, subject to the reasonable consent of Sublessor, Sybase and Owner, and at Sublessee's sole cost and expense, to install a sign (a) on the entry door to the Demised Premises and
(b) in the lobby on the first floor in the Premises in a location and of a size and type mutually agreeable to Sublessor and Sublessee.

         22. REMOVAL OF ALTERATIONS. Sublessor and Sublessee hereby agree that in the event that Owner requires the removal of any alterations, improvements or installations made by Sublessee and restoration of the Demised Premises in accordance with the terms of the Master Lease or the Sublease, Sublessee shall remove such alterations, improvements or installations and so restore the Demised Premises at its sole cost and expense; provided, however, that in the event that the Term of this Lease shall not be extended for the Extension Period, then Sublessee shall have the right to give notice to Sublessor within ten (10) days after the expiration of the initial Term of this Sub-Sublease offering Sublessor the option to elect for Sublessee to not make such removal or restoration. Within seven (7) days after receipt of such notice, Sublessor shall give notice to Sublessee electing either to (a) require Sublessee to undertake such removal and restoration (assuming same has been required by Owner), in which case Sublessee shall be given an additional period of fourteen (14) days from receipt of such notice to complete such work, or (b) permit such alterations, improvements and installations to remain, in which case Sublessee shall be relieved of all responsibility to remove such alterations, improvement and installations and to so restore the Demised Premises, which responsibility shall thereafter be assumed by Sublessor. In the event that Sublessor shall fail to make such election by notice given to Sublessee within said seven (7) day period, Sublessor shall be deemed to have elected to permit such alterations, improvements and installations to remain and to have assumed all responsibility for such removal and restoration.

         IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.




SILVERSTREAM SOFTWARE, INC.                  SQA, INC.


By: /s/ JOHN PEARCE                          By: /s/ THOMAS F. BOGAN
    -------------------------------              -------------------------------
    Name: John Pearce                            Name: Thomas F. Bogan
    Title: CFO                                   Title: Sr. VP, Finance & Admin













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